CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): September 1, 2010

Radient Pharmaceuticals Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
(Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation.

Pursuant to the terms of the Note and Warrant Purchase Agreements we entered into in March and April 2010, we are required to obtain stockholder approval, on or before July 15, 2010 for the first related closing and on or before August 31, 2010, for the second, third and fourth related closing to issue shares of our common stock pursuant to such Purchase Agreements in an amount that exceeds 19.99% of our outstanding common stock on the date of such closings.  Due to the continuing SEC review of our proxy statement and periodic reports that we are required to submit to our shareholders with the proxy statement, we were unable to file and mail our definitive proxy statement so as to give our shareholders proper notice of an August 31, 2010 meeting and therefore will not be able to have a meeting or obtain shareholder approval on such date.  This failure will constitute an event of default under the 2010 Financing Convertible Notes as of September 1, 2010, pursuant to which the note holders will be entitled to declare the entire principal and interest due on the notes then immediately payable.  We filed our response to the SEC’s most recent comment letter on August 31, 2010 and continue to work diligently with our outside securities counsel and independent auditors, as well as communicating with the SEC reviewers handling our filings, to clear the filings and re-schedule the meeting as soon as possible.  However, there is no assurance that the SEC will clear our filings after reviewing our response and the SEC is entitled to issue additional comments if it deems them necessary.  We will continue to respond to any additional comments as quickly as possible and will continue to do whatever we can to clear the comments as soon as possible. Due to the ongoing comment period with the SEC, we determined it was prudent to wait until we are closer to clearing the comments before we set a new meeting date.

In light of the default and to maintain good relationships with the investors of the March and April 2010 financing, we have requested they waive the July 15, 2010 and August 31, 2010 meeting requirement and instead allow us to hold the meeting on or before November 15, 2010.  We submitted a letter agreement to all of the investors to seek their agreement to the revised date and to waive any and all potential defaults related to not having the meeting or obtaining shareholder approval by July 15, 2010 or August 31, 2010, in exchange for which we shall increase the principal balance of their note by 25%.  As of the date of this Report, we received agreement from twelve of the investors who hold approximately 20% of the notes and based on initial discussions, we anticipate receiving agreement from additional note holders who, in the aggregate, hold approximately 50% of the notes.

In addition, we also entered into a Registration Rights Agreement with the investors of the March and April 2010 Financing pursuant to which we agreed to file a registration statement by May 3, 2010, registering for resale of all of the shares underlying the notes and warrants issued pursuant to the March and April 2010 Financing. Under the terms of the Registration Rights Agreement, if we fail to file the registration statement or keep it effective as per the terms of such agreement, $100 per day shall be added to the principal balance of the 2010 Financing Convertible Notes for so long as the registration statement remains unfiled or not effective, up to a cap of $10,000.  Although we filed the required registration timely, since it was not declared effective by the required effective date (June 1 for the first three closings and August 31 for the fourth closing), $350,000 has been added to the principal amount of the notes issued in the first three closings and $40,000 has been added to the principal amount of the notes issued in the fourth closing.

Item 7.01 Regulation FD Disclosure.

We issued a press release regarding the information set forth above on this same day.  A copy of the press release containing such announcement is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits

10.1	Form of Letter Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Akio Ariura
Name: Akio Ariura
Title: Chief Financial Officer

Dated: